Exhibit 99.1
Kaiser Aluminum Reports First Quarter 2007 Financial Results
•	Operating income for fabricated products was $41 million

•	Record heat treat plate shipments for fifth consecutive quarter driven by strength in demand for aerospace and defense applications

•	Trentwood expansion on schedule
FOOTHILL RANCH, Calif., May 15, 2007 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $17 million for the first quarter 2007, which is net of an income tax provision of $16 million, approximately $11 million of which is non-cash. The non-cash tax provision is recorded despite the existence of significant net operating loss carryforwards and other tax attributes, the benefits of which are reflected in stockholder equity in accordance with fresh start accounting. This compares to $38 million of net income for the same period in 2006.
Net sales for the first quarter of 2007 increased 17 percent to $392 million, compared to $336 million for the first quarter of 2006. The increase is attributable to the pass-through to customers of significantly higher metal prices as well as improved value-added pricing in fabricated products.
“The company continues to deliver strong results, led by robust demand for aerospace and defense applications partially offset by soft demand in ground transportation and other industrial applications for fabricated products,” said Jack A. Hockema, chairman, president, and CEO of Kaiser Aluminum.
Fabricated Products — Operating income in fabricated products was $41 million for the first quarter of 2007. In the prior year quarter, operating income of $45 million included $9 million of favorable non-run-rate items.
Strong shipments for aerospace and defense applications in the first quarter of 2007 contributed to a richer product mix. Value-added pricing was also favorable. The positive income impact from favorable mix and improved value-added pricing was partially offset by soft demand in ground transportation and other industrial applications for fabricated products as well as adverse cost performance. In addition, operating income improved approximately $2 million due to lower depreciation resulting from the company’s implementation of fresh start accounting.
“Strong demand coupled with recently-added capacity enabled record heat treat plate shipments for the fifth consecutive quarter,” added Hockema. “The first two heat treat plate furnaces in the Trentwood expansion are fully operational. The project remains on schedule, and in early 2008 we expect the new stretcher and third heat treat furnace to provide additional product capabilities and further increase capacity.”

Primary Products — Operating income in the primary products segment was $4 million for the first quarter of 2007, compared to $9 million for the same period of 2006. The 2007 result included non-run-rate mark-to-market losses of $4 million, which was $9 million unfavorable when compared to the same period in 2006. Favorable impacts from higher primary aluminum prices were partially offset by higher alumina costs.
Kaiser Aluminum will host a conference call for investors, analysts and news media that will be accessible live via the Internet to discuss first quarter results. Interested parties are welcome to listen today at 10:00 a.m. PDT by navigating to the following URL: http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download shortly prior to the start of the call. An archive of the call will be available shortly thereafter at the same location for 30 days.
Kaiser Aluminum is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America and produces more than 500 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar and tube. For more information, please see www.kaiseraluminum.com.
F-1070
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties, and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets; (c) the company’s ability to complete its expansion projects as planned and by targeted completion dates; (d) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (e) customer performance; (f) changes in competitive factors in the markets served by the company; (g) developments in technology used by the company, its competitors or its customers; (h) changes in accounting that may affect the company’s reported earnings, operating income or results; and (i) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2006. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

		Predecessor
	Quarter	Quarter
	Ended	Ended
	March 31, 2007	March 31, 2006

Net sales	$392.2	$336.3

Costs and expenses:
Cost of products sold	337.1	272.2
Depreciation and amortization	2.6	4.8
Selling, administrative, research and development, and general(2)	19.0	15.3
Other operating (benefits) charges, net (3)	1.2	—

Total costs and expenses	359.9	292.3

Operating income	32.3	44.0
Other income (expense):
Interest expense (excluding unrecorded contractual interest expense of $23.7 for the quarter ended March 31, 2006)	(.6)	(.8)
Reorganization items	—	(6.4)
Other — net	1.2	1.3

Income before income taxes and discontinued operations	32.9	38.1
Provision for income taxes (4)	(15.8)	(7.0)

Income from continuing operations	17.1	31.1
Income from discontinued operations, net of income taxes	—	7.3

Net income	$17.1	$38.4

Earnings per share — Basic: (5)
Income from continuing operations	$.86	$.39

Income from discontinued operations	$—	$.09

Net income	$.86	$.48

Earnings per share — Diluted (same as basic for Predecessor): (5)
Income from continuing operations	$.85

Income from discontinued operations	$—

Net income	$.85

Weighted average shares outstanding (000): (5)
Basic	20,005	79,672

Diluted	20,204	79,672

Notes follow on pages 5 and 6.

(1)	The Company and its subsidiaries which included all of the Company’s core fabricated products facilities and operations and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an interest in a smelter in the United Kingdom, emerged from chapter 11 on July 6, 2006 (the “Effective Date”) pursuant to the Company’s Second Amended Plan of Reorganization (the “Plan”). Pursuant to the Plan, all material pre-petition debt, pension, post-retirement medical obligations and asbestos and other tort liabilities, along with other pre-petition plans (which in total aggregated at June 30, 2006 approximately $4.4 billion) were addressed and resolved. Pursuant to the Plan, the interests of the Company’s pre-emergence stockholders were cancelled without consideration. Equity of the newly emerged Kaiser was issued and delivered to a third-party disbursing agent for distribution to claimholders pursuant to the Plan.

As a result of the Company’s emergence from chapter 11 on the Effective Date, the Company applied “fresh start” accounting to its opening July 2006 consolidated financial statements as required by American Institute of Certified Professional Accountants (“AICPA”) Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As such, the Company adjusted its stockholders’ equity to equal the reorganization value at the Effective Date. Items such as accumulated depreciation, accumulated deficit and accumulated other comprehensive income (loss) were reset to zero. The Company allocated the reorganization value to its individual assets and liabilities based on their estimated fair value. Items such as current liabilities, accounts receivable, and cash reflected values similar to those reported prior to emergence. Items such as inventory, property, plant and equipment, long-term assets and long-term liabilities were significantly adjusted from amounts previously reported.

The accompanying financial statements include the financial statements of the Company both before and after emergence from chapter 11 bankruptcy in July, 2006. Financial information related to the Company after emergence is generally referred to throughout this report as “Successor” information. Information of the Company before emergence is generally referred to as “Predecessor” information. The financial information of the Successor entity is not comparable to that of the Predecessor given the impacts of the Plan, implementation of fresh start reporting and other factors.

Income (loss) per share of the Predecessor is not meaningful because all equity interests of the Company’s stockholders prior to the Company’s July 6, 2006 emergence from chapter 11 were cancelled without consideration.

(2)	Selling, administrative, research and development, and general for the quarter ended March 31, 2007 includes non-cash compensation charges of $2.0 related to outstanding non-vested stock and restricted stock units.

(3)	Other operating (benefits) charges, net, for the quarters ended March 31, 2007 and 2006, was as follows:

		Predecessor
	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,
	2007	2006
Non-cash benefit resulting from settlement of a $5.0 claim by purchaser of the Gramercy, Louisiana alumina refinery and Kaiser Jamaica Bauxite Company for payment of $.1 — Corporate	$4.9	$—
Post-emergence chapter 11-related items — Corporate	(1.8)	—
Non-cash charge resulting from Anglesey’s adjustment to increase CARO liability — Primary Aluminum	(2.8)	—
Non-cash charge related to additional share based compensation recorded by Anglesey — Primary Aluminum	(1.7)	—
Other	.2	—

	$(1.2)	$—

(4)	Provision for income taxes for continuing operations for the quarters ended March 31, 2007 and 2006 include foreign income provisions of approximately $4.6 and $6.1, respectively. Foreign taxes for the post emergence period primarily represent Canadian income taxes in respect of operations of the London, Ontario facility and United Kingdom income taxes in respect of the Company’s ownership interest in Anglesey.

Although the Company has between approximately $975 and $1,050 of tax attributes available to offset the impact of future income taxes, the Company does not meet the “more likely than not” criteria for recognition of such attributes primarily because the Company does not have sufficient history of paying taxes. As such, the Company recorded a full valuation allowance against the amount of tax attributes available and no deferred tax asset was recognized. The benefit associated with any reduction of the valuation allowance is first utilized to reduce intangible assets with any excess being recorded as an adjustment to Stockholders’ equity rather than as a reduction of income tax expense. Therefore, despite the existence of such tax attributes, the Company expects to record a full statutory tax provision in future periods and, therefore, the benefit of any tax attributes realized will only affect future balance sheets and statements of cash flows. If the Company ultimately determines that it meets the “more likely than not” recognition criteria, the amount of net operating loss carryforwards and the other deferred tax assets would be recorded on the balance sheet and would be recorded as an adjustment to stockholders’ equity.

(5)	Basic earnings per share are computed by dividing earnings by the weighted average number of common shares outstanding during the period. The shares owned by a VEBA for the benefit of certain union retirees and their surviving spouses and eligible dependents (the “Union VEBA”) that are subject to transfer restrictions, while treated in the balance sheet, similar to treasury stock (i.e., as a reduction in Stockholders’ equity), are included in the computation of the basic shares outstanding in the income statement because such shares were irrevocably issued and have full dividend and voting rights.

Diluted earnings per share are computed by dividing earnings by the weighted average number of diluted common shares outstanding during the period. The weighted average number of diluted shares includes the dilutive effect of the non-vested stock and restricted stock units granted from dates of grant. The impact of the non-vested shares and restricted stock units on the number of dilutive common shares is calculated by reducing the total number of non-vested shares and restricted stock units (523,968) by the theoretical number of shares that could be repurchased under the assumption that the hypothetical proceeds of such non-vested shares and restricted stock units are the amount of unrecognized compensation expense together with any related income tax benefits (324,284). Based on the foregoing, a total 199,684 common shares have been added to the diluted earnings per share computation.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

		Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2007	2006
Shipments (millions of lbs):
Fabricated Products	140.0	137.7
Primary Aluminum	39.1	39.1

	179.1	176.8

Average Realized Third-Party Sales Price (per pound):
Fabricated Products (2)	$2.41	$2.09
Primary Aluminum (3)	$1.39	$1.20

Net Sales:
Fabricated Products	$338.0	$288.0
Primary Aluminum	54.2	48.3

Total Net Sales	$392.2	$336.3

Segment Operating Income (Loss):
Fabricated Products(4) 5)	$41.4	$45.0
Primary Aluminum(6)	4.2	8.7
Corporate and Other	(12.1)	(9.7)
Other Operating Benefits (Charges), Net (7)	(1.2)	—

Total Operating Income	$32.3	$44.0

Discontinued Operations	$—	$7.3

Net Income	$17.1	$38.4

Capital Expenditures (8)	$7.4	$10.6

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from Chapter 11.

The table provides selected operational and financial information on a consolidated basis. The selected operational and financial information after the Effective Date are those of the Successor and are not comparable to those of the Predecessor. However, for purposes of this presentation (in the table above), the Successor’s results for the quarter ended March 31, 2007 are compared to the Predecessor’s results for the quarter ended March 31, 2006.

(2)	Average realized prices for the Company’s Fabricated products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(3)	Average realized prices for the Company’s Primary aluminum segment exclude hedging revenues.

(4)	Fabricated products segment operating results for the quarter ended March 31, 2007 include a non-cash LIFO inventory charge of $8.0 and metal gains of $5.2. Operating results for the quarter ended March 31, 2006 included metal gains of $9.3. There was no LIFO charge in the quarter ended March 31, 2006.

(5)	Fabricated products segment includes non-cash mark-to-market gains (losses) on natural gas hedging activities totaling $2.7 and $(.5) in the quarters ended March 31, 2007 and 2006, respectively.

(6)	Primary aluminum segment includes non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $(2.2) and $3.3 and on foreign currency derivatives totaling $(1.8) and $1.4 in the quarters ended March 31, 2007 and 2006, respectively.

(7)	See Note 3 of Statements of Consolidated Income for information regarding Other operating benefits (charges), net.

(8)	Capital expenditures for the quarters ended March 31, 2007 and 2006 are primarily related to the previously announced $105 million expansion at the Trentwood facility in Spokane, Washington.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions of dollars)

	March 31,	December 31,
	2007	2006
Assets (1)
Current assets (2)	$385.4	$384.9
Investments in and advances to unconsolidated affiliate	26.1	18.6
Property, plant, and equipment — net	179.5	170.3
Net assets in respect of VEBAs	89.0	40.7
Other assets	37.6	40.9

Total	$717.6	$655.4

Liabilities & Stockholders’ Equity (1)

Current liabilities	$162.3	$176.4
Long-term liabilities	60.4	58.3
Long-term debt	50.0	50.0
Commitments and contingencies Stockholders’ equity:
Common stock	.2	.2
Additional capital	524.9	487.5
Retained earnings	43.3	26.2
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(131.4)	(151.1)
Accumulative other comprehensive income	7.9	7.9

Total stockholders’ equity	444.9	370.7

	$717.6	$655.4

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from chapter 11.

(2)	Includes Cash and cash equivalents of $51.8 and $50.0 at March 31, 2007 and December 31, 2006, respectively, and inventories of $180.8 and $188.1 at March 31, 2007 and December 31, 2006 respectively.